ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 12, 2013

UBS AG $• Trigger Performance Securities

Linked to an Equally Weighted International Emerging Market Basket due on or about August 31, 2018

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of a weighted basket (the “underlying basket”) of an exchange traded fund and two indices (each, a “basket asset”). If the basket return is positive, at maturity, UBS will repay your principal amount plus pay a return based on the basket return multiplied by a participation rate of between 160% and 170% (the actual participation rate will be determined on the trade date). If the basket return is zero or negative and the final basket level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. Investing in the Securities involves significant risks. The Securities do not pay interest or dividend payments. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If the UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Basket Returns: At maturity, the Securities provide participation in any positive basket return at the participation rate. If the basket return is negative, investors may be exposed to the negative basket return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the basket return is zero or negative and the final basket level is equal to or greater than the trigger level, UBS will repay the principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative basket return. The contingent repayment of principal applies only if your hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	August 28, 2013

Settlement Date**	August 30, 2013

Final Valuation Date***	August 28, 2018

Maturity Date***	August 31, 2018

*	Expected. See page 4 for additional details.

**	We expect to deliver the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

***	Subject to postponement in the event of a market disruption event, as described in the Trigger Performance Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE TRIGGER PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities linked to an equally weighted basket consisting of (i) the iShares® MSCI Brazil Capped ETF (“EWZ Fund”), (ii) the Russian Depositary Index in USD (“RDXUSD Index”) and (iii) the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (“CECEEUR Index”), each of which we refer to as a “basket asset” and collectively as the “underlying basket”. The participation rate will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and multiples of $10.00 thereafter.

Underlying Basket	Basket Weightings	Participation Rate	Initial Basket Level	Trigger Level	CUSIP	ISIN
An equally weighted basket consisting of (i) the iShares® MSCI Brazil Capped ETF (“EWZ Fund”), (ii) the Russian Depositary Index in USD (“RDXUSD Index”) and (iii) the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (“CECEEUR Index”).	With respect to: (i) EWZ: 1/3, (ii) RDXUSD: 1/3 and (iii) CECEEUR: 1/3.	160% to 170%	100	75	90271L650	US90271L6508

The estimated initial value of the Securities as of the trade date is expected to be between $8.90 and $9.60 for Securities linked to the performance of an equally weighted basket consisting of (i) the iShares® MSCI Brazil Capped ETF, (ii) the Russian Depositary Index in USD and (iii) the CECE (Central European Clearing House and Exchanges) Composite Index in EUR. The estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Performance Securities product supplement, dated August 12, 2013 relating to the Securities, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.35	$9.65
Total	$•	$•	$•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities, for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger Performance Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Trigger Performance Securities product supplement dated August 12, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000119312513330448/d579666d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger Performance Securities product supplement” mean the UBS product supplement, dated August 12, 2013 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying basket.

♦	You believe the underlying basket will appreciate over the term of the Securities.

♦

You would be willing to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You do not seek current income from your investment and are willing to forgo dividends paid on the basket assets, as applicable.

♦	You are willing to hold the Securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying basket.

♦	You believe that the level of the underlying basket will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.

♦

You would be unwilling to invest in the Securities if the participation rate was set equal to the bottom of the range indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

♦	You seek current income from this investment or prefer to receive the dividends paid on the basket assets, as applicable.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on page PS-15 of the Trigger Performance Securities product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	Issuer UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	Approximately 5 years. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated terms of the Securities remains the same.
Underlying Basket

The Securities are linked to an equally weighted basket consisting of (i) the iShares® MSCI Brazil Capped ETF (“EWZ Fund”), (ii) the Russian Depositary Index in USD (“RDXUSD Index”) and (iii) the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (“CECEEUR Index”) (each a “basket asset” and collectively, the “underlying basket”).

We may refer to each of the RDXUSD Index and the CECEEUR Index as a “basket index,” and collectively the “basket indices.”

We may refer to the EWZ Fund as the basket fund.

Basket Weightings	With respect to: (i) EWZ Fund: 1/3, (ii) RDXUSD Index: 1/3 and (iii) CECEEUR Index: 1/3.
Payment at Maturity (per Security)

If the basket return is positive, UBS will pay you an amount in cash equal to:

$10.00 + ($10.00 × Participation Rate ×

Basket Return)

If the basket return is zero or negative and the final basket level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount:

$10.00

If the final basket level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:

$10.00 + ($10.00 x Basket Return)

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	Set equal to 100 on the trade date.
Final Basket Level

The basket closing level on the final valuation date. On the final valuation date, the basket closing level will be calculated as follows:

100 x [1 + (EWZ Fund return ×  1/3) + (RDXUSD Index return ×  1/3) + (CECEEUR Index return ×  1/3)], where the return for each basket asset is equal to the basket asset return of the respective basket asset.

Participation Rate	The participation rate will be set on the trade date and will be between 160% and 170%.
Trigger Level	75, which is equal to 75% of the initial basket level.
Basket Asset Return

With respect to each basket asset, the percentage change from the respective initial asset level to the respective final asset level, calculated as follows:

Final Asset Level – Initial Asset Level

Initial Asset Level

Initial Asset Level	With respect to each basket asset, the closing level or price, as applicable, for such basket asset on the trade date, as determined by the calculation agent.
Final Asset Level	With respect to each basket asset, the closing level or price, as applicable, for such basket asset on the final valuation date, as determined by the calculation agent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the basket return is negative, UBS will repay you the principal amount of your Securities in cash only if the final basket level is greater than or equal to the trigger level and will only make such payment at maturity. If the final basket level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying basket from the trade date to the final valuation date.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket is greater than or equal to the trigger level.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the basket return even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

The Securities are subject to emerging markets risk — The underlying basket consists of an exchange traded fund and two indices that each have emerging markets equity exposure. Therefore, an investment in the Securities will involve risks not generally associated with investments which have no emerging market component. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying basket and indirectly linked to the value of the stocks, American depositary receipts and/or global depositary receipts comprising the basket indices (the “basket indices constituents”) and the securities, futures contracts, commodities or other assets constituting the components of the basket fund (the “basket fund components”), and will depend on whether, and the extent to which, the respective basket asset returns are positive or negative. The levels of the basket indices and the price of the basket fund can rise or fall sharply due to factors specific to the basket index constituents or the basket fund components, as applicable, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the basket return is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the respective levels and prices of the basket assets, the volatility of the basket fund components and basket indices constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket, the levels and prices, as applicable, of the basket assets; the volatility of the basket fund components and basket indices constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Changes in closing prices or levels, as applicable, of the basket assets may offset each other — The Securities are linked to an equally weighted basket composed of the basket assets. Where the final asset level of one of the basket assets increases relative to its initial asset level, the final asset level of the other basket assets may not increase by the same amount or may even decline. Therefore, in calculating the final basket level, increases in the level of one of the basket assets may be moderated, or offset, by lesser increases or declines in the level of the other basket assets.

♦

Owning the Securities is not the same as owning the basket assets — The return on the Securities may not reflect the return you would realize if you actually owned the basket assets, basket indices constituents and/or basket fund components. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the basket assets, basket indices constituents or basket fund components may have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall. There can be no assurance that the level of the underlying basket will rise above the initial basket level or that the final basket level will not fall below the trigger level. The final basket level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the basket indices constituents, basket fund and/or the basket fund components. You should be willing to accept the risks of owning equities in general and the basket fund, basket fund components and basket indices constituents in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the basket fund, the calculation agent may make adjustments to the initial asset level of the affected basket fund. However, the calculation agent will not make an adjustment in response to all events that could affect the basket fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement or the applicable pricing supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of a basket fund, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the basket fund may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket fund will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any basket fund will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a basket fund may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket fund or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the basket fund may differ from its NAV per share; the basket fund may trade at, above or below its NAV per share.

♦

Failure of the basket fund to track the level of its underlying index — While the basket fund is designed and intended to track the level of its underlying index, various factors, including fees and other transaction costs, will prevent the basket fund from correlating exactly with changes in the level of such index. Accordingly, the performance of the basket fund will not be equal to the performance of its underlying index during the term of the Securities.

♦

The basket indices reflect price return, not total return — The return on your Securities is based in part on the performance of the basket indices, which reflect the changes in the market prices of the basket indices constituents. Both indices are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the basket indices constituents. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the basket indices could have an adverse effect on the value of the Securities — The policies of Wiener Börse AG (“Wiener Börse”), the sponsor of the basket indices (the “index sponsor”), concerning additions, deletions and substitutions of the basket indices constituents and the manner in which the index sponsor takes account of certain changes affecting the basket indices constituents may adversely affect the levels of the basket indices. The policies of the index sponsor with respect to the calculation of the basket indices could also adversely affect the levels of the basket indices. The index sponsor may discontinue or suspend calculation or dissemination of either basket index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and has no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket indices. The index sponsors are not involved in the Securities offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

The Securities are subject to currency exchange rate risk — The closing price of the EWZ Fund is quoted in U.S. dollars. The closing prices of the securities in which the EWZ Fund invests, which are traded and quoted in Brazilian real, are converted into U.S. dollars for purposes of calculating the closing price of the EWZ Fund. As a result, holders of the Securities will be exposed to currency exchange rate risk between the U.S. dollar and the Brazilian real with respect to the EWZ Fund. The RDXUSD Index is calculated in U.S. dollars and includes depositary receipts of Russian companies that are traded on the London Stock Exchange. While the depositary receipts included in the RDXUSD Index are traded and quoted in U.S. dollars, the securities underlying the depositary receipts are traded and quoted in Russian rubles. As a result, holders of the Securities will be exposed to currency exchange rate risk between the U.S. dollar and the Russian ruble with respect to the RDXUSD Index. Unlike the EWZ Fund and the RDXUSD Index, the CECEEUR Index is calculated in euros. The closing prices of the securities constituting the CECEEUR Index, which are traded and quoted in Czech korunas, Hungarian forints and Polish zlotys, are converted into euros for purposes of calculating the CECEEUR Index. As a result, holders of the Securities will be exposed to currency exchange rate risk between the euro and the Czech koruna, the Hungarian forint and the Polish zloty with respect to the CECEEUR Index. However, the CECEEUR Index return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. Dollars. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the European Union, Russia, other foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the securities included in the basket fund’s underlying index or the basket indices are traded or quoted decline relative to the currencies used to calculate the closing levels of the basket assets, the closing levels of the basket assets may be negatively affected, and therefore have a negative impact on the value of and amounts payable under the Securities.

♦

The Securities are subject to non-U.S. securities market risk — The Securities are linked to an underlying basket which includes shares of the basket fund and the basket indices comprised of securities issued by foreign companies in foreign securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

There are specific risks associated with investing in the RDXUSD Index — The RDXUSD Index tracks the performance of the securities of publicly traded companies that are domiciled in Russia. Such securities involve a high degree of risk and special considerations not typically associated with investing in the U.S. securities market, and should be considered highly speculative. Risks include the absence of developed legal structures governing private or foreign investments and private property; the possibility of the loss of all or a substantial portion of any investment as a result of the expropriation of assets; certain national policies which may restrict investment opportunities; and potentially greater price volatility in, significant smaller capitalization of, and relative liquidity of, the Russian market. There can be no assurance that any associated assets would not be expropriated, nationalized or otherwise confiscated. Additionally, because Russia produces and exports large volumes of oil and gas, the Russian economy is particularly sensitive to the price of oil and gas on the world market, and a decline in the price of oil and gas could have a significant negative impact on the Russian economy. Furthermore, any act of terrorism or armed conflict that causes disruptions in Russian oil and gas exports could negatively affect the Russian economy and, thus, adversely affect the financial conditions, results of operations or prospects of the securities included in the RDXUSD Index. Any of these risks singly or in combination could adversely affect the level of the RDXUSD Index and, therefore, have a negative impact on the value of the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the basket assets and/or over-the-counter options, futures or other instruments with return linked to the performance of any basket asset, may adversely affect the value of the underlying basket and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the basket fund or basket indices constituents, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the basket return and payment at maturity based on the closing levels of the basket assets on the final valuation date. The calculation agent can postpone the determination of the basket return or the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Securities, including the participation rate and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the basket equities, and therefore the market value of the Securities.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.35 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” on page 12.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Investment Term:	5 years
Initial Basket Level:	100
Trigger Level:	75 (75% of Initial Basket Level)
Participation Rate*:	165% (middle of the range of 160% to 170%)
Range of Underlying Basket Performance:	-100% to 100%

*	The actual participation rate will be set on the trade date.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

In calculating the basket return, increases in the level of one of the basket assets may be moderated, or offset, by lesser increases or declines in the level of the other basket assets.

Example 1 — The basket return is 20%.

Since the basket return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 165%) = $13.30 per Security (a 33.00% total return).

Example 2: The basket return is -20% and the final basket level is above the trigger level on the final valuation date.

Since the basket return is negative but the final basket level is greater than the trigger level of 75, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent total return).

Example 3: The basket return is -60%, and therefore, the final basket level is below the trigger level on the final valuation date.

Since the basket return is negative and the final basket level is less than the trigger level on the final valuation date, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities is fully exposed to the decline of the underlying basket. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 – $6 = $4 per Security (a 60% loss).

If the final basket level is less than the trigger level on the final valuation date, your investment in the Securities is fully exposed to the decline of the underlying basket and you will lose some or all of your principal at maturity.

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return(1)	Payment at Maturity	Securities Total Return at Maturity
150.00	50.00%	$18.25	82.50%
145.00	45.00%	$17.425	74.25%
140.00	40.00%	$16.60	66.00%
135.00	35.00%	$15.775	57.75%
130.00	30.00%	$14.95	49.50%
125.00	25.00%	$14.125	41.25%
120.00	20.00%	$13.30	33.00%
115.00	15.00%	$12.475	24.75%
110.00	10.00%	$11.65	16.50%
105.00	5.00%	$10.825	8.25%
100.00	0%	$10.00	0.00%
90.00	-10%	$10.00	0.00%
80.00	-20%	$10.00	0.00%
75.00	-25%	$10.00	0.00%
70.00	-30%	$7.00	-30.00%
60.00	-40%	$6.00	-40.00%
50.00	-50%	$5.00	-50.00%
40.00	-60%	$4.00	-60.00%
30.00	-70%	$3.00	-70.00%
20.00	-80%	$2.00	-80.00%
10.00	-90%	$1.00	-90.00%
0.00	-100%	$0.00	-100.00%

(1)	The basket return excludes any cash dividend payments on the basket fund or the basket index constituents.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the Trigger Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities. Subject to the “constructive ownership” rules, discussed below, any gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term capital gain or loss if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities, and short-term capital gain or loss otherwise.

Since the Securities are linked, in part, to an equity interest in an exchange traded fund, there is a risk that the Securities would be treated, in whole or in part, as a “constructive ownership transaction” as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the EWZ Fund). If an investment in Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-48 of the Trigger Performance Securities product supplement) in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a Security. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if on the issue date of the Security the holder had invested an allocable portion of the face amount of the Security in shares of the EWZ Fund and sold those shares for their fair market value on the date the Security is sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Further, we will not attempt to ascertain whether the issuer of any equity included in the basket indices would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code. If any issuer were so treated, certain adverse U.S. federal income tax consequences might apply to a United States holder including increasing the amount of any long-term capital gain on the Securities that is subject to Section 1260 of the Code.

Accordingly, all or a portion of any gain on the sale or settlement of a Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement, and that the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the Trigger Performance Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Basket Information

All disclosures contained in this free writing prospectus regarding each basket asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket assets. You should make your own investigation into each basket asset.

Included on the following pages is a brief description of each of the respective basket assets. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices or levels, as applicable, for each of the basket assets. The information given below is for the four calendar quarters in each of 2009, 2010, 2011 and 2012 and the first and second calendar quarters of 2013. Partial data is provided for the third calendar quarter of 2013. We obtained the closing price or level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices or levels of the respective basket assets as an indication of future performance.

Basket assets that are exchange traded funds are registered under the Securities Act of 1933 (the “33 Act”), the Investment Company Act of 1940 (the “40 Act”) and/or the Securities Exchange Act of 1934, as applicable (the “Exchange Act”). Issuers with securities registered under the Exchange Act and 40 Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of such basket asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of such basket asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Russian Depositary Index in USD

We have derived all information contained in this free writing prospectus regarding the Russian Depositary Index in USD (the “RDXUSD Index”) including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Wiener Börse AG (“Wiener Börse”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the RDXUSD Index.

The RDXUSD Index is published by Wiener Börse. Wiener Börse has no obligation to continue to publish the RDXUSD Index, and may discontinue publication of the RDXUSD Index at any time.

As discussed more fully in the “Methodology of the Basket Indices” beginning on page 19 herein, the RDXUSD Index is a free float weighted price index. The RDXUSD Index is made up of Russian American depositary receipts and global depositary receipts traded on London Stock Exchange. The RDXUSD Index is calculated in euro and U.S. dollars and disseminated in realtime. The RDXUSD Index is capped on a quarterly basis to ensure portfolio diversification. The maximum index weight of a single index member is limited to 20%.

The RDXUSD Index is designed as a tradable index to be used as an underlying instrument for structured products and for standardized derivatives, including futures & options. As of June 28, 2013, the five largest constituents of the RDXUSD Index are Gazprom ADR (19.30%), Sberbank ADR (16.40%), Lukoil ADR (15.60%), Magnit GDR (10.10%) and Rosneft GDR (7.70%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the RDXUSD Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the RDXUSD Index, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the RDXUSD Index on August 5, 2013 was 1,556.29. Past performance of the RDXUSD Index is not indicative of the future performance of the RDXUSD Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	1020.80	663.86	899.37
4/1/2009	6/30/2009	1532.17	920.61	1210.64
7/1/2009	9/30/2009	1514.30	1022.88	1479.68
10/1/2009	12/31/2009	1741.83	1457.71	1671.71
1/4/2010	3/31/2010	1816.76	1550.66	1759.92
4/1/2010	6/30/2010	1905.48	1361.61	1469.03
7/1/2010	9/30/2010	1699.20	1416.56	1656.57
10/1/2010	12/31/2010	1942.59	1677.22	1934.51
1/3/2011	3/31/2011	2293.85	1941.27	2289.18
4/1/2011	6/30/2011	2371.61	1955.04	2125.80
7/1/2011	9/30/2011	2190.84	1427.13	1468.04
10/3/2011	12/30/2011	1803.89	1305.01	1516.40
1/3/2012	3/30/2012	1944.69	1567.32	1782.47
4/2/2012	6/30/2012	1842.96	1382.59	1526.53
7/2/2012	9/28/2012	1792.70	1488.56	1654.32
10/1/2012	12/31/2012	1732.50	1534.28	1732.50
1/2/2013	3/28/2013	1837.74	1632.95	1651.88
4/1/2013	6/28/2013	1708.91	1449.69	1501.66
7/1/2013*	8/5/2013*	1638.07	1486.30	1556.29
*	As of the date of this free writing prospectus available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 5, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the RDXUSD Index from January 3, 2000 through August 5, 2013, based on information from Bloomberg. Past performance of the RDXUSD Index is not indicative of the future performance of the RDXUSD Index.

CECE (Central European Clearing House and Exchanges) Composite Index in EUR

We have derived all information contained in this free writing prospectus regarding the CECE (Central European Clearing House and Exchanges) Composite Index in EUR (the “CECEEUR Index”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to changes by, Wiener Börse AG (“Wiener Börse”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the CECEEUR Index.

The CECEEUR Index is published by Wiener Börse. Wiener Börse has no obligation to continue to publish the CECEEUR Index, and may discontinue publication of the CECEEUR Index at any time.

As discussed more fully in the “Methodology of the Basket Indices” beginning on page 19 herein, the CECEEUR Index is a free float weighted price return index. The CECEEUR Index is comprised of stocks traded on the Budapest, Prague and Warsaw Stock Exchange and is designed as a tradable benchmark for the region of Central Europe. The CECEEUR Index is calculated in euro and U.S. dollars and disseminated in real-time. The CECEEUR Index is capped on a quarterly basis to ensure portfolio diversification. The maximum index weight of a single index member is limited to 20%.

The CECEEUR Index is designed as a tradable index to be used as an underlying instrument for structured products and for standardized derivatives, including futures & options. As of June 28, 2013, the five largest constituents of the CECEEUR Index are PKO BP (17.00%), PZU (12.60%), Bank Pekao (10.00%), KGHM (8.60%) and PKN Orlen (7.10%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the CECEEUR Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the CECEEUR Index, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the CECEEUR Index on August 5, 2013 was 1687.20. Past performance of the CECEEUR Index is not indicative of the future performance of the CECEEUR Index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	1433.58	844.42	1001.78
4/1/2009	6/30/2009	1424.26	1026.00	1336.08
7/1/2009	9/30/2009	1821.37	1300.93	1726.47
10/1/2009	12/31/2009	1909.98	1680.15	1828.25
1/4/2010	3/31/2010	2053.66	1728.43	2044.65
4/1/2010	6/30/2010	2181.46	1749.24	1753.17
7/1/2010	9/30/2010	2045.12	1738.02	2045.12
10/1/2010	12/31/2010	2180.23	1953.38	2115.32
1/3/2011	3/31/2011	2226.95	2072.39	2185.01
4/1/2011	6/30/2011	2314.10	2157.06	2194.31
7/1/2011	9/30/2011	2229.43	1473.06	1555.24
10/3/2011	12/30/2011	1717.46	1456.12	1498.73
1/3/2012	3/30/2012	1774.24	1461.05	1701.63
4/2/2012	6/30/2012	1712.84	1448.05	1623.76
7/2/2012	9/28/2012	1819.86	1525.42	1750.39
10/1/2012	12/31/2012	1894.60	1715.15	1884.06
1/2/2013	3/28/2013	1920.15	1672.40	1688.71
4/1/2013	6/28/2013	1750.15	1516.67	1561.07
7/1/2013*	8/5/2013*	1687.20	1543.32	1687.20

*	As of the date of this free writing prospectus available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 5, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the CECEEUR Index from January 3, 2000 through August 5, 2013, based on information from Bloomberg. Past performance of the CECEEUR Index is not indicative of the future performance of the CECEEUR Index.

Methodology of the Basket Indices

We have derived all information contained in this free writing prospectus regarding the RDXUSD Index and the CECEEUR Index including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Wiener Börse. The RDXUSD Index and CECEEUR Index were developed by Wiener Börse and are calculated, maintained and published by Wiener Börse. Wiener Börse has no obligation to continue to publish, and may discontinue the publication of, the RDXUSD Index or the CECEEUR Index.

Eligibility Criteria

In general, only actively traded blue chips are included in the RDXUSD Index and the CECEEUR Index. Stocks are mainly screened according to liquidity and market capitalization. Furthermore, criteria like availability of prices, sector representatives and market interest may be taken into account.

Index Universe

The “index universe” is defined as all shares of the market not excluded by predetermined exclusion criteria. Markets that fulfill certain international standards with regard to liquidity, capitalization, price availability and transparency may become subject to a screening process in order to determine the investability of that market. In order to track the most liquid and highest-capitalized stocks of a market, it is essential to specify the shares or segments that belong to the universe of the RDXUSD Index and the CECEEUR Index.

The Index Committee, as the decision-making body, is in charge of selecting the shares to be included in the RDXUSD Index and the CECEEUR Index. Wiener Börse does not use minimum size or minimum turnover requirements. This is due to a strong focus on emerging markets, where fluctuations in company value are often volatile and thus might limit the Index Committee’s scope of decision-making. The application of strict criteria to these markets might lead to difficulties in determining candidates for inclusions or exclusions in Index Committee meetings as, due to only temporary difficulties, basically eligible and representative companies might not fulfill certain criteria at the cut-off date. It is therefore up to the Index Committee members to decide, according to the criteria for inclusion and exclusion specified below, whether to consider a company for inclusion or exclusion.

In general, all listed shares of an eligible stock are subject to the screening process. Mutual funds, ETFs (Exchange Traded Funds), equity derivatives, limited partnerships, REITs (Real Estate Investment Trusts) and most other investment trusts are not eligible for inclusion in an index universe. Preferred shares are only eligible in the exceptional case, e.g., if the main turnover occurs in preferred shares instead of ordinary shares, and/or only preferred shares of an eligible and representative security are listed.

Criteria for Inclusion

Turnover. Turnover is the major criterion for inclusion. The Index Committee may disregard shares with a high market capitalization but low turnover at its meetings. Decisions are based on a 12-month median turnover watch list, converted into euros, that is drawn up according to turnover statistics delivered by the London Stock Exchange (in the case of the RDXUSD Index) or the local stock exchanges (in the case of the CECEEUR Index).

Market Capitalization. In addition to share turnover, market capitalization is reviewed as another criterion. Market capitalization of the securities of an index universe is determined on the basis of the number of shares listed and their respective prices, available on the last trading day of January, April, July and October prior to the quarterly review dates in March, June, September and December.

Price Availability. The criterion of price availability indicates whether there are regular price updates for an eligible share or if new prices or high turnover volumes are generated only on a few shares trading.

Transparency. Eligible and existing basket index constituents are also reviewed with regard to their transparency. This review includes, among other factors, the way important corporate announcements such as capital increases or dividend payments are handled, the corporate website’s content and the availability of shareholder structures.

Market Interest. Market interest may be taken into account to identify shares that are qualified for index inclusion according to the above mentioned criteria. If, for instance, a share is not tradable due to local trading restrictions or does not suit the RDXUSD Index or the CECEEUR Index for some other reason, the Index Committee may disregard this security during the index review process.

Criteria for Exclusion

Turnover. All shares eligible for index membership are ranked according to turnover. If a basket index constituent lags behind shares that are not basket index constituents or if it shows a significantly lower turnover as compared to other basket index constituents, it will be put on the exclusion list and may consequently be removed from the index at the next semi-annual index rebalancing date (March and September), if turnover figures do not improve accordingly.

Market Capitalization. Stocks that show a decreasing market capitalization and thus fall behind stocks that are not index members may be put on the exclusion list and may be removed from the index in the course of the next review.

Market Interest. Wiener Börse aims to anticipate possible disruptions such as mergers, takeovers, bankruptcy filings, longer trading suspensions, etc., and tries to exclude basket index constituents affected by such difficulties in the course of the quarterly index revisions. The intention is to keep the index liquid, tradable and to avoid extraordinary index exclusions between the review dates.

Index Calculation

The RDXUSD Index is calculated and disseminated in real-time from 9:15 a.m. to 5:45 p.m. Central European Time (“CET”). The CECEEUR Index is calculated and disseminated in real-time from 9:00 a.m. to 5:45 p.m. CET. Both use prices and currency updates delivered by Thomson Reuters or the internal data feed of the Vienna Stock Exchange. Index dissemination starts as soon as stock prices or currency updates sent by Thomson Reuters are received by Wiener Börse and trigger new index values. Dissemination terminates after the close of trading on the last relevant trading system and after a final currency update has been received.

The price source for American depositary receipts and global depositary receipts composing the RDXUSD Index is the London Stock Exchange International Order Book and Main Market. Trading closes at 4:40 p.m. and 5:35 p.m. for the International Order Book and Main Market, respectively.

The price sources for stocks composing the CECEEUR Index are the Budapest Stock Exchange Equities Market, the Prague Stock Exchange SPAD and KOBOS and all equity segments of the Warsaw Stock Exchange. Trading closes at 5:10 p.m., 4:27 p.m. and 5:05 p.m. CET for the Budapest Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, respectively.

Index Calculation

The RDXUSD Index and the CECEEUR Index are continuously calculated during trading hours. The new index value is calculated by multiplying the initial value by the ratio of the current index capitalization to the initial capitalization and the current adjustment factor. The purpose of the adjustment factor is to compensate for changes due to index adjustments (e.g., corporate actions). Only changes in the prices of basket index constituents and changes in the currency exchange rates affect the index value. Dividend payments will not be taken into account in calculating the index value.

Index capitalization can be described as the sum of the products of all prices of its members multiplied by their respective calculation factors: number of shares, free float factor and representation factor. In order to calculate the index value, the current index capitalization has to be put into relation to the index capitalization at the start date and multiplied by the start value and the effective adjustment factor:

Pi,	Price of ith stock
Qi	Number of shares of ith stock
FFi	Free Float Factor of ith stock
RFi	Representation Factor of ith stock
N	Number of companies contained in the index
t	Time of index calculation

Index	Value of the index
Base Value	Base Value of the index
Base Capitalization	Base Capitalization of the index
AFt	Adjustment Factor of the index at time t
t	Time of calculation

In case of an index adjustment (i.e., capital increase, dividend payment, etc.), a new adjustment factor has to be calculated.

P’i,	Price of ith stock after adjustment
Q’i	Number of shares of ith stock after adjustment
FF’i	Free Float Factor of ith stock after adjustment
RF’i	Representation Factor of ith stock after adjustment
N	Number of companies contained in the index
t	Time of index calculation

AF	Adjustment Factor of the index before adjustment
AF’	Adjustment Factor of the index after adjustment
N	Number of companies contained in the index
t	Time of index calculation (adjustment day)

Currency Information Used for Calculation

The calculations of the CECEEUR Index denominated in euros are based on the last median exchange rates (mid-value of simultaneously available bid and ask quotes) of the local currencies versus the euros disseminated by Thomson Reuters and received by Wiener Börse during the calculation period.

During the calculation time, currencies are converted every two minutes at the current exchange rate. The rates received at conversion time remain valid for two minutes and are used for updating index prices until the next exchange rate is received.

In case Wiener Börse does not receive any updates via Thomson Reuters, the last available exchange rate is used for calculating the CECEEUR Index. For calculating the closing values of the CECEEUR Index, Wiener Börse uses the WM/Thomson Reuters rate fixed at 5:00 p.m. CET, available on Thomson Reuters page WMRSPOT01 at around 5:30 p.m. CET.

Calculation Factors

Wiener Börse uses two main weighting factors, the Free Float Factor and the Representation Factor, in order to reflect the shares of a company available for trading. These factors also prevent a single basket index constituent from gaining too much influence on the index performance. The third calculation factor used is the number of shares of a basket index constituent. Capitalization within the RDXUSD Index and the CECEEUR Index is thus calculated as the product of listed shares, price, Free Float Factor and Representation Factor.

Free Float Factor

Free float is defined as a security’s outstanding shares adjusted by block ownership to reflect tradable and investable shares. The following types of block ownership are not classified as free float:

♦	Company ownership — positions of more than 5% owned by other companies, including banks, life insurance companies, venture capital firms, private equity and leveraged buyout groups.

♦	Government ownership — shareholdings exceeding 5% owned by governments and affiliated entities.

♦	Employee ownership — shareholdings of more than 5% held by employees in a variety of ways, including employer-sponsored retirement plans, savings plans as well as incentive compensation programs.

♦

Private ownership — positions of more than 5% owned by individuals or families related to or closely affiliated with the company’s principal officers or members of the company’s board of directors and founding members deemed to be insiders, as well as ownerships of individuals that can be considered as strategic investments.

♦	Investment funds and mutual funds — positions of more than 25% are considered as strategic interests and are therefore not classified as free float.

♦	Treasury shares — shares owned by the company are generally considered to be unavailable for trading and are therefore nonfree float.

The free float is represented by the following weighting factors: 0.10 – 0.20 – 0.30 – 0.40 – 0.50 – 0.60 – 0.70 – 0.80 – 0.90 – 1.00. Only the weighting factor exceeding the determined free float is used for calculation. The free float factor is determined by Wiener Börse and adjusted on a quarterly basis by the Index Management. Its adjustment is based on information disclosed on participating interests in exchange-listed companies, made available either by the respective marketplace, the securities registry office, a data vendor, a major shareholder or by the company itself.

Representation Factor

The representation factor prevents an index member from exceeding a defined maximum index weighting on a certain cut-off date. The maximum index weight of a single index member is limited to 20%. The representation factor may have a value between 0.01 and 1.00; it always has two decimal places.

The value of a representation factor is usually 1.00. If the weighting of an index member exceeds the threshold on one of the quarterly cutoff dates, its representation factor will be reduced until its weighting does not exceed the threshold anymore. The overall aim for the weighting of an index member is to come as close as possible to the prevailing weighting threshold.

The representation factor will therefore be recalculated in case the weighting of an index member exceeds the threshold or in case the constituent’s representation factor on one of the quarterly cut-off dates is already lower than 1.00 and its weighting below the threshold.

In general, the representation factor is reviewed by the Index Management on a quarterly basis. In case of an operational index adjustment (e.g., fast entry of a newly listed stock, exclusion of a stock contained in the index, capital measures, etc.), the representation factor may be immediately recalculated in order to ensure the representativeness of the RDXUSD Index and the CECEEUR Index. In case of corporate actions that have to be adjusted between the review dates, the representation factor is reviewed if the corporate action causes a shift in weight of the highest weighted basket index constituents of at least 5%.

Index Capitalization Limits. Limitations in index capitalization are intended to make sure that the RDXUSD Index and the CECEEUR Index are well-balanced and representative. Stocks, markets and sectors can all be subject to limited weighting. The RDXUSD Index and the CECEEUR Index each has a maximum capitalization restriction of 20% and is not limited by market.

Number of Shares

In general, only ordinary tradable shares of companies that have their primary listing on a local exchange are included in the indices of Wiener Börse. In case a company has issued different series of shares, they are treated like different stocks, but in general only one stock category issued by a company is included in the indices. In exceptional cases, dual listings of stocks may be included by committee decision. National Privatization Units, investment fund shares and similar investment forms set up as stock corporations are not eligible for inclusion in an index.

Preferred shares may be included in exceptional cases, e.g., in case the main turnover occurs in the preferred shares or in case preferred shares are the only listed securities of a representative stock. The decision on the inclusion of preferred shares into an index is taken by the Index Committee at its semi-annual meetings in March and September.

Periodic Reviews

Periodic reviews are conducted on a quarterly basis in order to maintain index quality. Regular meetings take place on the first Thursday in March, June, September and December. In case the first Thursday is a non-trading day at the Vienna Stock Exchange, the date of the committee meeting may be rescheduled. Calculation factors, such as free float factor, representation factor and number of shares, are reviewed on a quarterly basis in March, June, September and December, whereas regular changes to the index composition only take place in March and September. Index inclusions and exclusions in June and December are conducted only in exceptional cases.

Semi-annual Reviews of Index Composition (March and September)

The Index Committee decides upon index inclusions or exclusions at its semi-annual meetings in March and September. These decisions are based on index watch lists that rank shares of an index universe according to turnover and market capitalization. This ranking provides the Index Committee with the information needed to decide on whether to include or exclude a company from the RDXUSD Index and the CECEEUR Index or whether to put it as a candidate on an inclusion or exclusion list.

Index Watch List. The index watch list is drawn up prior to every quarterly meeting of the Index Committee; it is the basis for all decisions relating to index inclusions or exclusions. Shares are ranked according to two main criteria: 12-month median turnover and market capitalization. Data on the 12-month median turnover is taken from official trading statistics published by the stock exchanges of an index universe, whereas market capitalization is calculated by multiplying the listed number of shares by ultimo prices.

Inclusion List. An inclusion list informs investors about possible index changes at the forthcoming semi-annual meeting. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the inclusion list for at least one quarter may be added to the RDXUSD Index and the CECEEUR Index.

Exclusion List. Exclusion lists contain existing basket index constituents eligible for exclusion in the course of the next semi-annual review. In order to ensure a certain degree of index stability, a maximum of three index members that have been on the exclusion list for at least one quarter may be removed from the RDXUSD Index and and the CECEEUR Index.

Quarterly Reviews of Calculation Factors (March, June, September and December)

Calculation factors (i.e., free float factor, representation factor and number of shares) are reviewed on a quarterly basis (March, June, September and December) at the beginning of the respective month by the Index Management team.

The following issues are subject to review:

♦	Determination of the number of issued shares for stocks contained in the index

♦	Determination of free float factors for stocks contained in the index

♦	Determination of representation factors for stocks contained in the index

♦	Determination of effective dates of adopted changes

♦	Update of inclusion and exclusion lists

Representation factors for the stocks contained in the RDXUSD Index and the CECEEUR Index are determined two days prior to the operational implementation of the adjustments; their determination is based on the official closing prices on that day (two entire trading days before all index adjustments become effective).

Changes determined in the course of a periodic index review are generally executed after the close of trading on the last trading day in derivative products in March, June, September and December. This is usually the third Friday of the respective month. If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the previous trading day.

Corporate Actions

The following table summarizes how corporate actions are dealt with when calculating the RDXUSD Index and the CECEEUR Index:

Corporate Action	Index
Rights Issue — Hard Underwriting and fixed price at discount	1-step adjustment on ex-date
Rights Issue — Soft Underwriting and fixed price at discount	2-step adjustment: markdown on ex-date, new shares after registration
Rights Issue — Missing Information	No adjustment on ex-date, new shares implemented after registration
Rights Issue — Price Band	If mid-value of price band shows discount to market price — markdown on ex-date
Rights Issue — Maximum Price	If maximum price shows discount to market price — markdown on ex-date
Stock Options & Conv. Bonds	Adjustment at quarterly review
Secondary Public Offering	Adjustment after registration of shares
Immediate Free Float Adjustments	After violation of at least two FF-Bands
Immediate Representation Factor Adjustments	Change of highest weighted constituent of 5% due to corporate action
Stock Splits & Reverse Splits	Price & number of shares adjusted on ex-date
Stock Dividends	Price & number of shares adjusted on ex-date in case of extraordinary distribution
Spin-off	Re-inclusion of spin-off on the first trading day and exclusion after the first trading day
Mergers & Acquisitions	Removal from index if Free Float decreases below 5% in the course of takeover
Trading Suspension	Possible removal from index if suspension lasts for ten consecutive days — re-inclusion at suspension price

Management Responsibilities

Index Committee

The Index Committee is the independent decision-making body for all indices of Wiener Börse. It is responsible for deciding on key policy issues, maintaining the index management rules for all indices of the Wiener Börse, as well as for decisions regarding index changes and for exceptions to the rules. The Index Committee meetings take place on a semi-annual basis in March and September at the Vienna Stock Exchange (regular meetings) or, in emergency cases, more often, if required. The decisions taken by the Index Committee are published immediately after the committee meetings.

Index Management

The Index Management team is responsible for the daily operations, such as controlling index calculation and dissemination of index values via data providers. It also provides market participants with information on any adjustments to the composition of indices and/or calculation parameters. Apart from these activities, the Index Management team is in charge of drawing up country and regional statistics that serve as a basis for the decisions of the Index Committee Members. It also implements the Committee’s decisions and contacts voting members, if required.

Announcement Policy

Changes that result from a quarterly index review are announced immediately after the Index Committee meeting and implemented after the close of trading on the third Friday of the respective month (March, June, September or December). If the third Friday is an exchange holiday at the Vienna Stock Exchange, the changes will be implemented in the evening of the preceding trading day. Index adjustments that take place between the quarterly review dates are generally announced at least two trading days before the changes take effect. In emergency cases, such announcements may happen in a shorter, but nonetheless adequate period of time.

License Agreement with Wiener Börse AG

The RDX® (RDXUSD Index®) and the CECEEUR® (CECEEUR Index® in EUR) were developed and are real-time calculated and published by Wiener Börse AG. The full name of the RDXUSD Index and the CECEEUR Index and their abbreviations are protected by copyright law as trademarks. The indices’ description, rules and composition are available online on www.indices.cc — the index portal of Wiener Börse AG.

Wiener Börse does not guarantee the accuracy and/or the completeness of the RDXUSD Index or the CECEEUR Index or any data included therein and Wiener Börse shall have no liability for any errors, omissions, or interruptions therein.

A non-exclusive authorization to use the RDXUSD Index and the CECEEUR Index in conjunction with financial products was granted upon the conclusion of a license agreement between the Issuer (the “Licensee”) and Wiener Börse AG. The only relationship to the Licensee is the licensing of certain trademarks and trade names of RDXUSD Index and the CECEEUR Index which is determined, composed and calculated by Wiener Börse without regard to the Licensee or the Securities. Wiener Börse reserves the rights to change the methods of index calculation or publication, to cease the calculation or publication of the RDXUSD Index or the CECEEUR Index or to change the RDX or the CECEEUR trademarks or cease the use thereof.

The issued Securities are not in any way sponsored, endorsed, sold or promoted by the Wiener Börse. Wiener Börse makes no warranty or representation whatsoever, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the RDXUSD Index or the CECEEUR Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

iShares® MSCI Brazil Capped ETF

We have derived all information contained herein regarding the iShares® MSCI Brazil Capped ETF (the “EWZ Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment advisor of the EWZ Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWZ Fund.

The EWZ Fund is one of the separate investment portfolios that constitute the iShares Trust. The EWZ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index. The EWZ Fund will at all times invest at least 95% of its assets in the securities of the MSCI Brazil 25/50 Index and American depositary receipts based on securities of the MSCI Brazil 25/50 Index. The EWZ Fund also may invest its other assets in securities not in the MSCI Brazil 25/50 Index, futures contracts, options on futures contracts, options and swaps related to the MSCI Brazil 25/50 Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWZ Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Brazil 25/50 Index that collectively has an investment profile similar to the MSCI Brazil 25/50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Brazil 25/50 Index. The EWZ Fund may or may not hold all of the securities that are included in the MSCI Brazil 25/50 Index.

The MSCI Brazil 25/50 Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Brazil 25/50 Index at any time. The MSCI Brazil 25/50 Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of June 30, 2013, total fund operating expenses of the EWZ Fund are expected to accrue at an annual rate of 0.61% of the EWZ Fund’s daily net asset value. Expenses of the EWZ Fund reduce the net value of the assets held by the EWZ Fund and, therefore, reduce the value of the shares of the EWZ Fund.

As of June 30, 2013, the EWZ Fund held stocks of Brazil companies in the following sectors: Financials (27.71%), Consumer Staples (16.36%), Materials (15.05%), Energy (14.34%), Industrials (6.96%), Utilities (6.90%), Consumer Discretionary (4.94%), Telecommunication Services (3.36%), Information Technology (3.09%), and S-T Securities (0.55%).

In making your investment decision you should review the prospectus related to the EWZ Fund, dated July 1, 2013, filed by the iShares, Inc. (“the EWZ Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312513277802/d529040d497.htm

In addition, the EWZ Fund Prospectus is available on EWZ Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWZ Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWZ Fund Prospectus.

Information filed by the iShares, Inc. with the SEC under the 33 Act, the 40 Act and/or the Exchange Act can be found by reference to its SEC file number: 033-97598 and 811-09102. The EWZ Fund’s website is http://us.ishares.com/product_info/fund/ overview/EWZ.htm. Shares of the EWZ Fund are listed on the NYSE Arca under ticker symbol “EWZ.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the EWZ Fund, based on the daily closing price, as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the EWZ Fund on August 5, 2013 was $43.29. Past performance of the EWZ Fund is not indicative of the future performance of the EWZ Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$40.89	$31.75	$37.67
4/1/2009	6/30/2009	$57.95	$39.30	$52.97
7/1/2009	9/30/2009	$67.67	$49.05	$67.67
10/1/2009	12/31/2009	$79.73	$66.03	$74.61
1/4/2010	3/31/2010	$77.79	$62.77	$73.66
4/1/2010	6/30/2010	$75.73	$58.61	$61.96
7/1/2010	9/30/2010	$76.93	$62.97	$76.93
10/1/2010	12/31/2010	$81.58	$73.84	$77.40
1/3/2011	3/31/2011	$78.64	$70.22	$77.48
4/1/2011	6/30/2011	$79.78	$69.57	$73.35
7/1/2011	9/30/2011	$74.16	$52.04	$52.04
10/3/2011	12/30/2011	$64.51	$50.89	$57.39
1/3/2012	3/30/2012	$70.42	$58.52	$64.74
4/2/2012	6/30/2012	$65.36	$49.07	$51.80
7/2/2012	9/28/2012	$57.06	$50.03	$54.05
10/1/2012	12/31/2012	$56.06	$51.01	$56.06
1/2/2013	3/28/2013	$57.65	$53.39	$54.48
4/1/2013	6/28/2013	$55.71	$43.07	$43.86
7/1/2013*	8/5/2013*	$45.16	$41.47	$43.29
*	As of the date of this free writing prospectus available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 5, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of the EWZ Fund from October 15, 2002 through August 5, 2013, based on information from Bloomberg. Past performance of the EWZ Fund is not indicative of the future performance of the EWZ Fund.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents”, and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this free writing prospectus.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.